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April 25, 2008

Variable Insurance Products Fund V

82 Devonshire Street

Boston, MA 02109

Re: Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Variable Insurance Products Fund V, a Massachusetts business trust (the "Trust") and its separate series Asset Manager Portfolio, Asset Manager: Growth Portfolio, Freedom 2005 Portfolio, Freedom 2010 Portfolio, Freedom 2015 Portfolio, Freedom 2020 Portfolio, Freedom 2025 Portfolio, Freedom 2030 Portfolio, Freedom Income Portfolio, Freedom Lifetime Income I Portfolio, Freedom Lifetime Income II Portfolio, Freedom Lifetime Income III Portfolio, FundsManager 20% Portfolio, FundsManager 50% Portfolio, FundsManager 60% Portfolio, FundsManager 70% Portfolio, FundsManager 85% Portfolio, Investment Grade Bond Portfolio, Investor Freedom 2005 Portfolio, Investor Freedom 2010 Portfolio, Investor Freedom 2015 Portfolio, Investor Freedom 2020 Portfolio, Investor Freedom 2025 Portfolio, Investor Freedom 2030 Portfolio, Investor Freedom Income Portfolio, Money Market Portfolio, and Strategic Income Portfolio (the "Funds"), in connection with Post-Effective Amendment No. 32 to the Trust's Registration Statement on Form N-1A (the "Amendment") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Declaration of Trust of the Trust dated February 15, 2007; and the By-Laws of the Trust dated June 17, 2004 (the "By-Laws"). In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts dated April 23, 2008 with respect to the Trust, which we have assumed remains unchanged as of the date of this letter. We have assumed that the By-Laws have been duly adopted by the Trustees. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

Variable Insurance Products Fund V

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Fund's Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a business trust under the laws of the Commonwealth of Massachusetts; and

2. the Shares registered under the Securities Act, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the use of this opinion as an exhibit to the Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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